Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2013 Financial Results

Aggregate partner company revenue guidance for 2013 increased to range of $285 million to $295 million, up 44% to 49%, respectively, year-over-year;

Conference call and webcast today at 9:00 a.m. EDT

WAYNE, Pa.--(BUSINESS WIRE)--October 24, 2013--Safeguard Scientifics, Inc. (NYSE: SFE) announced third quarter 2013 financial results and reiterated increased aggregate partner company revenue guidance for 2013 to a range of $285 million to $295 million, up from initial revenue guidance of $250 million to $270 million. This represents an increase of 44% to 49% as compared to $197.3 million in 2012.

“We are enthusiastic about the performance of our partner companies during a time of increased political and market uncertainty,” said Stephen T. Zarrilli, President and CEO at Safeguard. “At the beginning of the year, we established operating, financial and strategic performance milestones for our partner companies and most of them continue to deliver and/or exceed expectations.”

Zarrilli continued, “We maintain a disciplined focus on our core business as the key driver for shareholder value. We strive for greater consistency in the amount of capital deployed and capital realized and will continue to target aggregate cash-on-cash returns at a minimum of 2x cost. We believe that this combination will push our capital under management to a range of $550 million to $700 million by year-end 2015.”

“At September 30, 2013, Safeguard had deployed $249 million of capital into our 22 current partner companies,” said Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer at Safeguard. “Our net cash, cash equivalents and marketable securities at the end of the quarter totaled $116.4 million, after subtracting the total carrying value of debt outstanding of $49.7 million. For the three months ended September 30, 2013, Safeguard’s net loss was $19.4 million, or $0.90 per share, compared to $8.8 million, or $0.42 per share, for the same quarter of 2012. For the nine months ended September 30, 2013, Safeguard’s net loss was $59.5 million, or $2.80 per share, compared to $28.6 million, or $1.36 per share, for the same period in 2012.”

PARTNER COMPANY HIGHLIGHTS

KEY: Safeguard Partner Company Revenue Stages
Development Stage		Initial Revenue Stage		Expansion Stage		High Traction Stage
--	Pre-revenue	--	$0M to $5M in revenue	--	$5M to $20M in revenue	--	$20M+ in revenue
--	Proving out	--	Initial customers	--	Commercial grade solution	--	Significant
	technology	--	Early market penetration	--	Growing market		commercial traction
--	Developing prototype	--	Management team forming		penetration
--	Beta stage customers	--	Infrastructure being built	--	Management team built out
				--	Infrastructure in place

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ — High Traction Stage)

AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 675 employees in eight regional offices in the U.S. and one office in Bangalore, India; and collects more than $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity — The market for AdvantEdge’s services is estimated to be between $5 billion and $10 billion annually, which includes hospital-based physician revenue cycle management and office-based revenue cycle management.

Operating Highlights — AdvantEdge continues to gain meaningful scale through organic growth and strategic acquisitions, having completed eight M&A transactions since 2007. The company’s revenue in 2012 was $43.6 million and is expected to improve on that total in 2013, with EBITDA margins of approximately 15%. During the quarter, AdvantEdge was named to the Inc. 5000 for the fifth consecutive year. Between 2009 and 2012, AdvantEdge increased revenue 169% and created 450 jobs.

Alverix, Inc. (San Jose, CA — Initial Revenue Stage)

Alverix designs, develops and manufacturers next-generation instrument and connectivity platforms for diagnostic Point-of-Care (“POC”) testing. Alverix’s systems enable laboratory quality results in a mobile, inexpensive format, extending testing beyond high volume sites to physician office labs, retail clinics, emerging markets and the home, where immediate results are critical to patient care. Alverix and Becton, Dickinson and Company (“BD”) have co-developed and BD is commercializing a proprietary POC system that improves near patient infectious-disease diagnoses. Safeguard has deployed $9.4 million in Alverix since October 2007 and has a 49% primary ownership position.

Market Opportunity — The POC testing market is forecasted to grow at a compound annual growth rate of 10.9% from $13.4 billion in 2008 to $22.5 billion in 2013. Eight firms control an estimated 70% of the total market, but beyond these there is massive fragmentation. Growth in the POC market has been limited by the price, complexity and performance of instruments required to analyze assay results. At a cost of $2,500 to $5,000 per unit, only high volume sites such as emergency rooms or hospital laboratories can afford these instruments. Alverix’s platform technology is based on inexpensive optoelectronic components and sophisticated detection algorithms, which produce laboratory quality results that are unmatched by other competing instruments. At a target price point of under $300, physicians and retail clinics can now afford highly accurate diagnostic test systems in their offices, and are able to capture revenue by offering tests at the point of care. This offers immediate treatment decisions, whereas previously, patient samples were sent to reference labs or hospital labs for testing.

Operating Highlights — Alverix and BD have co-developed the CLIA-waived BD Veritor™ System based on proprietary Alverix technology, which BD is currently commercializing in the U.S., Japan, Canada and Australia. With the approach of influenza season, BD and Alverix are preparing for increased use of the Veritor System. Alverix remains focused on growing its POC platform business through co-development of near patient test systems with select partners and through development of its own systems.

Crescendo Bioscience, Inc. (San Francisco, CA – Expansion Stage)

Crescendo Bioscience is a molecular diagnostics company that operates a CLIA-certified laboratory and is dedicated to developing and commercializing objective, quantitative and reproducible blood tests for rheumatoid arthritis (“RA”) and other auto-immune diseases. With Crescendo Bioscience’s multi-biomarker Vectra™ DA blood test, physicians can make more informed treatment decisions. Vectra DA integrates 12 serum proteins associated with RA disease activity into a single objective score, reporting test results to the physician in seven to 10 days. Commercially available since 2010, Vectra DA has been used by approximately 17% of rheumatologists in the U.S. to evaluate more than 40,000 patients’ disease. Safeguard has deployed $11.0 million in Crescendo Bioscience since December 2012 and has a 13% primary ownership position.

Market Opportunity — More than 1.5 million U.S. patients and 4 million people worldwide suffer from RA; 100,000 new U.S. patients are diagnosed annually. Crescendo Bioscience’s total annual market opportunity is estimated to be $1.6 billion. Assessing RA disease activity is currently a subjective undertaking, which leads to inferior outcomes and inefficient drug therapy. U.S. patients are treated by a concentrated group of approximately 3,500 rheumatologists who have only subjective measures to assess disease activity and treatment response. Lack of an objective measure leads to suboptimal patient outcomes and inefficient use of expensive biologic drugs. In 2012, the drug spend for RA was over $7 billion and has grown at a rapid rate since 2002, when it was under $2 billion. Drug spend for RA is among the top specialty biopharma spend for payers, and the lack of an accurate test of the efficacy (or lack of efficacy) of these drugs contributes significantly to that spend as well as to significant morbidity for patients.

Operating Highlights — During the third quarter, Crescendo Bioscience continued to grow revenue, increase laboratory test volume and expand penetration of its target market. Testing volume in 2013 has more than doubled to an annual run rate of 90,000. Safeguard expects to reclassify Crescendo Bioscience as “High Traction” by year-end 2013 with the company projecting revenue of $30 million for the year. The company now serves more than 20% of rheumatologists in the U.S. Earlier, Crescendo Bioscience received a positive coverage decision from Medicare. Crescendo Bioscience also received a laboratory permit from the New York Department of Health’s Clinical Laboratory Evaluation Program, which will allow the company’s services to be available in New York, and permit Vectra DA to be offered in all 50 states in the U.S. Lastly, Crescendo Bioscience received accreditation from the Commission on Laboratory Accreditation of the College of American Pathologists (“CAP”) based on the results of an on-site laboratory inspection. The U.S. federal government recognizes the CAP Laboratory Accreditation Program as being recently equal-to or more-stringent-than the government's own inspection program. In addition, the company was recognized by Inc. magazine as the 67th fastest growing private company in the U.S.

Good Start Genetics, Inc. (Cambridge, MA — High Traction Stage)

Good Start Genetics is an innovative molecular diagnostic company that has developed more accurate and comprehensive pre-pregnancy genetic tests. In early 2012, Good Start Genetics launched its sequencing-based carrier screening test, GoodStart Select™, which screens for all 23 disorders recommended for screening by major medical societies. Good Start Genetics’ next-generation DNA sequencing technology, combined with other best-in-class technologies, results in higher detection rates regardless of ethnicity. Good Start Genetics intends to develop as a fully integrated, next-generation sequencing company by marketing its tests not only to fertility clinics, but also to Ob/Gyn practices and other segments of the reproductive health sector. Safeguard has deployed $12.0 million of capital in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity — Genetic disorders impose a significant healthcare burden on society, accounting for 10% of pediatric admissions and 20% of infant mortality. More than 6,000 genetic disorders, each of which affect fewer than 200,000 Americans, combine to afflict an estimated 25 million to 30 million people in the U.S. This high heterogeneity makes diagnosis and treatment difficult and expensive. The magnitude can be appreciated by multiplying the North American genetic disease incidence of 1 in 280 births by the consequent medical expenditure from $100,000 to several million dollars per child. However, this high cost can be prevented. Preconception carrier testing allows prevention of genetic disorders. The potential annual U.S. market for Good Start Genetics’ carrier testing product in the assisted reproduction market alone is estimated at $500 million. This number excludes the larger general Ob/Gyn market.

Operating Highlights — Good Start Genetics is on track to exceed its initial 2013 net revenue expectations. At Safeguard’s Investor Day, Good Start Genetics announced that it expects to generate more than $30 million in net annual revenue, achieve profitability and be operating cash flow break-even by the end of the year. During the third quarter, Good Start Genetics’ laboratory test volume increased to an annual run rate of more than 250,000. Earlier, the company received approval to conduct genetic screening in New York, making the company the first laboratory to offer extensively validated next-generation DNA sequencing-based carrier screening in New York, where nearly 25% of all U.S.-based reproductive health carrier screening is performed each year. Genetics in Medicine published a study entitled “Next-Generation Carrier Screening,” which validated Good Start Genetics’ powerful, proprietary next-generation DNA sequencing approach and demonstrated that Good Start Genetics' DNA sequencing-based technology surpasses other methods by yielding more accurate, sensitive and complete carrier screening results. Good Start Genetics also reported clinical data that showed its carrier screening technology detects mutations in cystic fibrosis and other diseases missed by traditional approaches.

Medivo, Inc. (New York, NY — Expansion Stage)

Medivo unlocks the power of lab data to better inform treatment decisions and improve health outcomes. Medivo’s lab results search and lab analytics platform give healthcare providers access to more complete patient and practice-level profiles sourced from more than 150 labs, while the company’s suite of mobile apps increase patient engagement and lab testing compliance. Medivo’s services enable physicians and payers to better track and improve outcomes, while providing services for life science companies to more effectively target and measure impact. Safeguard has deployed $11.6 million in Medivo since November 2011 and has a 35% primary ownership position.

Market Opportunity — The healthcare industry spends more than $5 billion annually on data analytics. With data becoming a more important factor in healthcare, the forecast for the analytics market indicates a growth rate of 24% between 2013 and 2017. Medivo generates revenue through targeting and analytics programs, clinical services, and by creating unique messaging opportunities that lead to increased patient compliance and adherence to appropriate lab testing recommendations. Based upon current physician and patient monetization rates, the addressable market for Medivo’s products is approximately $500 million in the U.S., and approaches $1 billion worldwide.

Operating Highlights — During the third quarter, Medivo acquired OnTrack Diabetes, a free Android application developed by GExperts, that helps diabetics manage their blood glucose levels, food intake, education, blood pressure, pulse, exercise and weight. More than 500,000 users have downloaded the app to date. It produces charts, graphs and reports that can be sent to care givers. Medivo is well-positioned for continued growth with a robust pipeline of client contracts. Twelve of the top 50 life sciences companies have engagements with Medivo. In addition to the Medivo Lab Value Exchange, the Medivo platform includes modules for physicians and patients with diabetes, dyslipidemia, hepatitis C, gout, low testosterone, irritable bowel disease, hereditary angioedema, and chronic myelogenous leukemia. Initiatives are underway to develop new capabilities for providers to search and access information on lab values for patients in their practice and to continue expanding Medivo’s health monitoring modules, including obesity, rheumatoid arthritis, hepatitis B, HIV, colon cancer, breast cancer, prostate cancer, myelofibrosis, multiple myeloma, growth hormone deficiency, osteoporosis, hypothyroidism, depression, migraine, pain and multiple sclerosis.

NovaSom, Inc. (Glen Burnie, MD — Expansion Stage)

NovaSom is a medical device company that has developed the first and only FDA-cleared wireless home sleep test for Obstructive Sleep Apnea (“OSA”), called AccuSom® Home Sleep Test. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost compared to in-facility testing for uncomplicated adult OSA. Industry experts estimate that 15% of OSA diagnoses are currently made in the home, a total that should increase significantly as more insurers divert patients from more-expensive sleep lab testing. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

Market Opportunity — The OSA diagnostic market is estimated to be more than $4 billion and growing 15-20% annually. Only 3 million sufferers have been diagnosed today, out of an estimated 18 million moderate to severe OSA sufferers.

Operating Highlights — During the third quarter, NovaSom announced that John Spitznagel was appointed as the company’s new CEO and as a member of its board of directors. Mr. Spitznagel brings to NovaSom more than 45 years of experience as a successful healthcare executive, with extensive knowledge of commercialization and growth strategies. Mr. Spitznagel succeeded Richard Hassett, M.D., who served as President and CEO since 2010, and was responsible for overseeing the launch of AccuSom, the first FDA-cleared wireless home sleep test, in 2011.

NuPathe Inc. (NASDAQ:PATH) (Malvern, PA — Development Stage)

NuPathe is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system. Safeguard has deployed $23.3 million of capital in NuPathe since September 2006 and owns 17% of NuPathe’s outstanding common shares.

Market Opportunity — In the U.S., 31 million adults, including approximately three times as many women as men, suffer from migraine. Approximately half of those diagnosed and treated experience migraine-related nausea along with the headache in at least half of their migraine attacks.

Operating Highlights — With FDA approval in hand and issued patents expected to provide protection through April 2029, NuPathe management remains focused on securing commercial partners and working with its manufacturing partner to prepare for the expected launch of ZECUITY®. During the third quarter, NuPathe expanded its intellectual property portfolio with the issuance of a notice of allowance by the U.S. Patent and Trademark Office for the company’s two-stage transdermal delivery system and relocated its headquarters to Malvern, PA from Conshohocken, PA.

PixelOptics, Inc. (Roanoke, VA — Initial Revenue Stage)

PixelOptics is a medical technology company that has developed a second generation version of its product, Empower, the world’s first and only electronically focusing prescription eyewear. Empower uses dynamic electronic technology to change the near zone focus automatically, reducing or eliminating perceived distortion and other limitations associated with static multifocal lenses. Safeguard has deployed $36.9 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Market Opportunity — Approximately 60 million pairs of Progressive Addition Lenses are sold annually worldwide, representing an estimated $15 billion market, which is expected to continue to grow as the population ages.

Operating Highlights — During the third quarter, Safeguard recognized an impairment charge of $1.3 million related to PixelOptics and its carrying value is now zero. PixelOptics has completed the redesign of Empower and requires additional equity capital for commercial launch and to meet its debt service and repayment obligations. Safeguard does not intend to deploy substantial additional capital in PixelOptics.

Putney, Inc. (Portland, ME — Expansion Stage)

Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard deployed $10.0 million in Putney in September 2011 and has a 28% primary ownership position.

Market Opportunity — According to IMS Health, 84% of all human prescriptions in the U.S. are filled with a generic, yet very few generics exist for drugs prescribed for pets. Analysis of the FDA Center for Veterinary Medicine’s approvals reveals that 91% of FDA-approved drugs for pets have no generic equivalent. The overall size of the pet pharmaceutical market is significant. Data presented at the FTC Pet Medication Workshop held in October 2012 showed that Americans spend $7 billion annually on pet medicines. And according to Vetnosis, this sector is projected to grow at a CAGR of 5% per year between 2011 and 2016.

Operating Highlights — During the third quarter 2013, Putney was named to the Inc. 5000 for the second time in three years, ranked #2043 in recognition of its 182% revenue growth between 2009 and 2012. Safeguard expects to reclassify Putney as “High Traction” in 2013 with Putney also projecting revenues of more than $190 million and EBITDA in excess of $40 million by year-end 2018. This future revenue growth will be fueled by two first-to-market veterinary generic product launches, which launched earlier in 2013—Putney Enrofloxacin Flavored Tablets and Putney Cefpodoxime Proxetil tablets—as well as the company’s pipeline of more than twenty products in various stages of development and CVM review.

Quantia, Inc. (Waltham, MA – Expansion Stage)

Quantia is a leader in Physician Relationship Management. Its web-based and mobile platform, called QuantiaMD, enables principal participants in healthcare to reach and engage high-value physicians in ways that ultimately reduce costs, save time, and improve quality of care. The platform blends social media, game mechanics and engagement science to help its clients—organizations such as health systems, payers, pharmaceutical companies and medical device companies—collaborate with physicians. Safeguard deployed $7.5 million in Quantia in August 2013 and has a 34% primary ownership position.

Market Opportunity – Today, there are more than 200,000 registered members on QuantiaMD who spend an average of 19 minutes per session collaborating on the site. The scalable and secure Quantia platform has an annual addressable market estimated between $1 billion and $2 billion.

Operating Highlights – During the third quarter, Quantia added Steward Healthcare, Vanguard Health Systems and Mayo Clinic to its roster of healthcare clients. It also added the Centers for Disease Control and Prevention to its faculty of educational presenters. Quantia currently generates revenue through three channels: (1) life sciences sponsors who need to reach and engage physicians and health professionals in meaningful interactions; (2) hospital systems and health plans that need to communicate more effectively with physicians to meet shared objectives; and (3) fees from accredited medical associations and other commercial third parties for carrying continuing medical education programming.

Sotera Wireless (San Diego, CA – Initial Revenue Stage)

Sotera Wireless is a medical device company that has developed a wireless patient monitoring platform called ViSi Mobile®. The FDA-approved ViSi Mobile System continuously monitors all core vital signs – heart rate or pulse rate, electrocardiogram, blood pressure, blood oxygenation level, respiration rate and skin temperature – all with a monitoring accuracy typically found in intensive care units while not restricting the patient’s mobility. ViSi Mobile is able to wirelessly transmit patient vital sign information for remote viewing and notification, as well as to interface with Electronic Medical Records. Safeguard deployed $1.3 million in Sotera Wireless in February 2013 and paid $1.2 million to acquire additional shares from a previous investor and has a 7% primary ownership position.

Market Opportunity — Sotera Wireless’ initial addressable market in the U.S. is 5,800 hospitals, or 500,000 currently not continuously monitored beds. The company estimates that 5-7% of U.S. hospitals are considered early technology adopters. As a result, Sotera Wireless is building its pipeline by focusing its initial efforts and sales force on these institutions. The company forecasts a penetration of 20% of U.S. hospitals by 2018 and is also in the process of launching internationally.

Operating Highlights — During the third quarter 2013, Sotera Wireless’ sales initiatives resulted in a growing pipeline of purchase orders, requests for proposal, and product evaluations from more than 50 hospitals in the U.S. and Asia. In addition, ViSi Mobile was showcased in the Healthcare Transformation Lab at Intermountain Medical Center, part of a Utah-based nonprofit system of 22 hospitals, 185 clinics, a medical group of 1,000 employed physicians, a health plan and other health services. Subsequent to the third quarter, Sotera Wireless received FDA approval for its continuous non-invasive blood pressure technology, a new feature of ViSi Mobile.

TECHNOLOGY

AppFirst, Inc. (New York, NY – Initial Revenue Stage)

AppFirst delivers the only application-aware operational intelligence platform that enables organizations to see key information across their entire IT ecosystem. AppFirst’s data collection and aggregation is a powerful Big Data solution, collecting data across every process within any application, across all servers in real time. Customers are using AppFirst to lower IT costs, enhance security and compliance, make better business decisions based on proactive intelligence, and drive toward a new quality of service. Safeguard deployed $6.5 million in AppFirst in December 2012 and has a 35% primary ownership position.

Market Opportunity — AppFirst competes in the $2.1 billion application-performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights — AppFirst continues to add enterprise datacenter partners who, in turn, bolt on the AppFirst platform to improve remote monitoring of server performance. AppFirst is on track to grow its base of monitored servers to more than 15,000 in 2013. Other growth initiatives include augmenting its sales and marketing team.

Beyond.com, Inc. (King of Prussia, PA — High Traction Stage)

Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. Beyond.com helps employers and more than 30 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise. This is achieved through 75 unique career channels, 2,500 industry communities, and 500 professional communities which reach more than 100 countries in the Beyond.com global network. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity — The Human Capital Management Market is estimated to be $85 billion worldwide. According to IDC, the U.S. recruiting market is estimated to be between $15 billion to $20 billion, while the Online Recruitment Industry in the U.S. is estimated to be a $5.3 billion market with a forecasted compound annual growth rate of 4% through 2015.

Operating Highlights — During the third quarter, Beyond.com published results of a survey that found (1) Millennial-generation employees change jobs in less than three years; (2) Employee retraining can cost between $15,000 and $25,000 per employee; and (3) Millennials are expected to account for 36% of the American workforce in 2014. In 2012, Beyond.com increased revenue by more than 50% over 2011, and expects an increase of over 35% in 2013.

Bridgevine, Inc. (Vero Beach, FL — High Traction Stage)

Bridgevine is a performance based digital marketing company that has consolidated the fragmented digital media ecosystem through a proprietary up-sell and cross-sell optimization platform. Bridgevine utilizes its proprietary optimization platform Acquisition and Merchandising Platform (“AMP”) to (a) provide insight and attribution across the digital marketing landscape of SEO, SEM, Mobile, Social and Display Media, and (b) perform superior up-sell and cross-sell for brands to better monetize their customers through complimentary offers delivered seamlessly into third party web and CRM environments. Through these solutions, Bridgevine has delivered more than $2.5 billion in revenue to enterprise customers, including Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 23% primary ownership position.

Market Opportunity — Barclays PLC estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights — During the third quarter, Bridgevine added capabilities to its acquisition and merchandising software platform, AMPConnect, and continued initiatives to add service providers. The company’s Palm City, FL call center is ramping up support of multi-channel capabilities for order conversion and cross-selling.

Clutch Holdings, Inc. (Ambler, PA – Initial Revenue Stage)

Clutch is a loyalty, rewards, gifting and mobile commerce platform for consumer-focused retailers and brands. The company creates brand advocates by delivering consistent and relevant experiences across all engagement and buying channels. The Clutch Shopping app is free and available for iOS and Android. Safeguard has deployed $5.5 million of capital in Clutch since February 2013 and has a 24% primary ownership position.

Market Opportunity — The mobile wallet segment of the $30 billion mobile commerce market is highly fragmented but growing at a compound annual rate of nearly 31% and is estimated to total $1.6 billion by 2018. Mobile commerce is an increasingly important channel for retailers to offer shoppers cohesive, digital and in-store experiences. For example, Starbucks has processed 100 million mobile payments since 2011 and now logs 3 million U.S. mobile payments per week. In addition, comScore reported in a 2012 survey that four of five smartphone owners use their devices to shop.

Operating Highlights — Clutch has successfully integrated with Apple Passbook and Google Wallet. Both of these complimentary partnerships highlight the scalable and flexible design of the Clutch platform as it aims to provide retailers with a multi-pronged gateway to managing an Omni-Channel strategy. During the third quarter, London-based Emerging Payments Awards named the company’s offering Best Mobile Application of 2013.

DriveFactor, Inc. (Richmond, VA — Initial Revenue Stage)

DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (“UBI”) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement. It is also a more privacy-sensitive, financially equitable offering for consumers. DriveFactor's smartphone telematics engine, which is fully integrated to the DriveFactor telematics platform, was recently made available for iOS and Android. It can be embedded into existing or new smartphone apps for the purpose of gathering driving data and generating leads while supporting an engaging consumer experience. DriveFactor is currently available in the U.S., Canada and Europe. Safeguard has deployed $4.5 million in DriveFactor since December 2011 and has a 41% primary ownership position.

Market Opportunity — UBI programs, also known as telematics-enabled insurance, is estimated to grow 50x and generate over $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles utilized a form of UBI in 2012, which is expected to increase to 38 million in 2017. In Europe, where adoption is ahead of the U.S., there are already more than 2 million telematics subscribers in Italy alone.

Operating Highlights — During the third quarter, the company bolstered sales and marketing initiatives to add insurance providers to the DriveFactor roster of partners. Earlier, Deutsche Telekom and Admiral Group plc signed agreements that will integrate the DriveFactor platform and related data into their offerings.

Hoopla Software, Inc. (San Jose, CA — Initial Revenue Stage)

Hoopla has developed a complete employee engagement system designed to increase motivation and steer employee actions and behaviors. Hoopla’s subscription-based SaaS application leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. Safeguard has deployed $1.5 million in Hoopla since December 2011 and has a 25% primary ownership position.

Market Opportunity — Hoopla is in the employee performance management market. Companies in the U.S. spend approximately $5 billion on employee performance software and almost $38 billion on employee incentives every year. Hoopla’s platform takes advantage of data analytics and advanced gamification techniques to enhance performance.

Operating Highlights — During the third quarter, Hoopla continued to gain sales traction with its Game Center offering, launched earlier in 2013. Game Center was designed to help managers create sales contests that motivate employees to achieve key business objectives. Game Center includes built-in game mechanics, animations, graphics, sounds, and images that customers can use to quickly create sales contests that tap into the natural competitive spirit of their salespeople. The system integrates with CRM systems, making it easy for managers to motivate employees to achieve specific business goals, such as the number of calls made, appointments set, or deals closed.

Lumesis, Inc. (Stamford, CT — Initial Revenue Stage)

Lumesis is a SaaS, cloud-based financial technology company that is dedicated to delivering software solutions and comprehensive, timely data to the muni-bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $4.0 million in Lumesis since February 2012 and has a 44% primary ownership position.

Market Opportunity — Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors, compliance professionals, financial advisor networks and issuers/underwriters in the muni-bond marketplace, which has doubled over the past ten years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights — During the third quarter, Lumesis published a whitepaper on proposed regulation of time-of-trade disclosure to retail municipal bond investors, the Municipal Securities Rulemaking Board’s Proposed Rule G-47. Subsequent to the third quarter, Lumesis signed a strategic partnership deal with TMC Bonds, offering TMC’s network of more than 5,000 traders and 125,000 financial advisors access to Lumesis’ DIVER Advisor suite of tools.

MediaMath, Inc. (New York, NY — High Traction Stage)

MediaMath is a leader in the digital marketing technology category. Its TerminalOne Marketing Operating SystemTM enables marketers to leverage data insights, media optimization and algorithmic decisioning to execute smarter marketing campaigns. The company’s clients include top-tier agencies, holding companies and brands like Havas, Hill Holiday, 1-800-Flowers.com and Pitney Bowes, which use the platform to buy billions of highly targeted ads per month. Today, MediaMath serves more than 3,500 clients with more than 300 employees in twelve locations worldwide. International operations are now responsible for approximately 35% of MediaMath’s annual revenue. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 23% primary ownership position.

Market Opportunity — According to PwC, the worldwide digital ad spend in 2013 is expected to be $124 billion, an increase of 18% from 2012. This market is expected to grow at a compound annual growth rate of 15.6% between 2012 and 2016. The September IPO of Rocket Fuel (Nasdaq:FUEL) was viewed by the advertising technology community as an important indicator of the growing value of sophisticated technologies which improve the performance of digital advertising. Rocket Fuel raised $116 million of new equity capital through the offering and now has a market valuation of approximately $2 billion on trailing twelve-month revenue of approximately $160 million. Shares of Rocket Fuel closed yesterday at $61.08, up from its IPO price of $29.

Operating Highlights — During the third quarter, MediaMath continued to expand its OPEN initiative with an interactive online portal that connects marketers with relevant information and tools and provides access to the best of breed partner services and technologies within the media, technology and data industries.

Pneuron Corporation (Woburn, MA – Initial Revenue Stage)

Pneuron helps Fortune 5000 enterprise companies reduce the time and cost of application development by up to 50%. Pneuron’s lightweight, cloud-ready enterprise-class platform provides a suite of high-performance “pneurons” that enables enterprises to build, deploy and manage distributed analytics, applications and operating models directly against source systems and to centrally integrate insights. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership stake.

Market Opportunity — The financial service industry spends approximately $10 billion per year on cloud enablement, information management software and BI/analytics/collaboration, based on Forrester Research estimates. Analysts agree that Pneuron does not fit neatly into any category, and that the company is positioned to be a disruptive player across the financial services industry.

Operating Highlights — During the third quarter, Pneuron signed and implemented a seven-figure contract with a top insurance company as well as an anti-money laundering project with a Top 10 global financial institution. In addition, Pneuron has signed a significant partnership with a top systems integrator. Pneuron continues to get significant coverage in the technology press for their cutting edge approach to big data and analytics applications.

Spongecell, Inc. (New York, NY — Expansion Stage)

Spongecell builds online ads that are data-driven, responsive, customizable and scalable across the web. Spongecell’s dynamic creative technology helps advertisers and their agencies build interactive ads that can be personalized to the individual consumer automatically and in real time. Spongecell builds digital ads in as little as 72 hours, allowing creative agencies to quickly deploy interactive ad campaigns that boost engagement and result in higher conversions. A recent internal study found that consumers who engaged with Spongecell ad units are 35x more likely to convert than those who viewed the ad alone. Spongecell’s interactive features and short build times are available in both display and in-stream formats. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity — The size of the U.S. Internet advertising market was approximately $37 billion in 2012, with a nine-year compound annual growth rate of 19.7%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights — During the third quarter, Spongecell further expanded its reporting infrastructure to support more high-scale data processing. In addition, the company continued to build out its self-service dynamic creative offering, which allows marketers and agencies to update ads on the fly. Lastly, Spongecell’s campaign for Vail Resorts’ Beaver Creek property was named a finalist at the 2013 OMMA in the Best Rich Media Campaign category.

ThingWorx, Inc. (Exton, PA — Initial Revenue Stage)

ThingWorx provides the first software platform designed to efficiently build and run the applications of today’s connected world. The ThingWorx platform combines the key functionality of Web 2.0, search, and social collaboration, and applies it to the world of “things,” including connected products, machines, sensors, and industrial equipment. Businesses use the ThingWorx platform to deliver innovative applications and connected solutions across markets ranging from manufacturing, energy, and food, to Machine to Machine (“M2M”) remote monitoring and service, as well as in emerging “Internet of Things” applications, including smart cities, smart grid, agriculture, and transportation. Safeguard has deployed $10.0 million in ThingWorx since February 2011 and has a 40% primary ownership position.

Market Opportunity — The global M2M market is expected to grow at a 26% compound annual growth rate from $21.5 billion in 2011 to $86.0 billion in 2017. Within the M2M market, the M2M platform market is expected to reach approximately $4 billion by 2017. Many large companies, including Cisco, expect the number of connected devices to grow from 12.5 billion in 2010 to 50 billion in 2012.

Operating Highlights — During the third quarter, ThingWorx continued to expand its customer base delivering M2M and IOT solutions worldwide. New customers include Camgian Microsystems, JAL21, SIGFOX, InVMA and SPIMESENSE. In addition, the company was named to the Connected World magazine 2014 Connected World 100 List based on “significant market traction and game-changing technology.”

PENN MEZZANINE

Safeguard’s partnership with Penn Mezzanine augments Safeguard’s capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is producing current interest and fee income. As the initiative matures, it may also produce management fee income and profit participation. This platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position.

Operating Highlights — At September 30, 2013, Penn Mezzanine had outstanding an aggregate of $20.8 million in seven companies yielding 13.9%, including cash and PIK interest. As of September 30, 2013, Safeguard had an aggregate of $9.6 million in carrying value related to its participating interests in Penn Mezzanine’s lending activities. Interest income for the three months and nine months ended September 30, 2013 related to Penn Mezzanine activities was $0.4 million and $1.1 million, respectively.

SAFEGUARD SCIENTIFICS THIRD QUARTER 2013 CONFERENCE CALL

Please call at least 15 minutes prior to the call to register.

Date: Thursday, October 24, 2013

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Call-in Number: 877-317-6789 // (International) +412-317-6789

Replay Number: 877-344-7529 // (International) +412-317-0088

Replay Access Code: 10034325 (Replay available through November 25, 2013 at 9:00am EST)

Speakers: Stephen T. Zarrilli, President and Chief Executive Officer; and Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer.

Format: Discussion of third quarter 2013 financial results followed by Q&A.

For more information please contact IR(at)safeguard(dot)com

EVENTS

For the latest information about what conferences Safeguard’s executives will be attending and presenting at, visit www.safeguard.com/events.

About Safeguard Scientifics

Founded in 1953 and based in the Greater Philadelphia area, Safeguard Scientifics, Inc. (NYSE:SFE) is celebrating 60 years of building market leaders and fostering innovation and entrepreneurship. Today, Safeguard provides growth capital and operational support to healthcare and technology companies in medtech, healthtech, specialty pharmaceuticals, financial technology, digital media, and Enterprise 3.0. For more information, please visit our website at www.safeguard.com.

Safeguard Press Resources

Blog: blog.safeguard.com
Twitter: @Safeguard
StockTwits: SFE
LinkedIn: Safeguard Scientifics
YouTube: SafeguardSFE
SlideShare: SafeguardScientifics

Forward-looking Statements

Except for the historical information contained herein, statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, the Company’s substantial capital requirements and the absence of liquidity from our partner company holdings, the Company’s inability to obtain maximum value for our partner company holdings, market valuations in sectors in which our partner companies operate, the Company’s inability to control our partner companies, the need to manage assets to avoid registration under the Investment Company Act of 1940, risks associated with our partner companies, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result, past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2013	2012

Assets
Cash, cash equivalents and marketable securities	$162,826	$176,986
Restricted marketable securities and cash held in escrow	5	6,444
Other current assets	1,275	2,408
Total current assets	164,106	185,838
Ownership interests in and advances to partner companies and funds	143,048	148,639
Loan participations receivable	8,279	7,085
Available-for-sale securities	32	58
Long-term marketable securities	3,292	29,059
Other assets	2,986	3,465
Total Assets	$321,743	$374,144

Liabilities and Equity
Convertible senior debentures - current	$470	$-
Other current liabilities	7,466	7,261
Total current liabilities	7,936	7,261
Other long-term liabilities	3,814	3,921
Convertible senior debentures - non-current	49,221	48,991
Total equity	260,772	313,971
Total Liabilities and Equity	$321,743	$374,144

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating expenses	$4,835	$4,790	$16,924	$14,681
Operating loss	(4,835)	(4,790)	(16,924)	(14,681)
Other income (loss), net interest and equity income (loss)	(14,595)	(3,967)	(42,568)	(13,873)

Net loss before income taxes	(19,430)	(8,757)	(59,492)	(28,554)
Income tax benefit (expense)	-	-	-	-
Net loss	$(19,430)	$(8,757)	$(59,492)	$(28,554)

Net loss per share:
Basic	$(0.90)	$(0.42)	$(2.80)	$(1.36)
Diluted	$(0.90)	$(0.42)	$(2.80)	$(1.36)

Average shares used in computing basic and diluted loss per share:	21,494	20,999	21,245	20,935

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Operating Loss
Healthcare	$-	$-	$-	$-
Technology	-	-	-	-
Penn Mezzanine	(4)	(2)	(13)	(6)
Total segment results	(4)	(2)	(13)	(6)
Other items (a)	(4,831)	(4,788)	(16,911)	(14,675)
	$(4,835)	$(4,790)	$(16,924)	$(14,681)

Net Income (loss)
Healthcare	$(11,325)	$(5,811)	$(33,665)	$(11,991)
Technology	(3,490)	2,508	(7,990)	1,463
Penn Mezzanine	845	423	1,173	340
Total segment results	(13,970)	(2,880)	(40,482)	(10,188)
Other items (a)	(5,460)	(5,877)	(19,010)	(18,366)
Net loss	$(19,430)	$(8,757)	$(59,492)	$(28,554)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 22 partner companies as of September 30, 2013, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	September 30,
	2013

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$108,834	$211,850
Cost method	13,530	13,530
Fair value method	14,560	23,324
Other holdings	6,124	35,585
	$143,048	$284,289

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave III
Vice President, Business Development and Corporate Communications
610-975-4952
jshave(at)safeguard(dot)com